Exhibit 99.1

     Statement by Ann McLaughlin Korologos
Presiding Director, Fannie Mae Board of Directors
September 22, 2004

     Over a year ago, the Office of Federal Housing Enterprise Oversight (OFHEO) announced a special examination of Fannie Mae’s accounting policies and practices. From the outset, Fannie Mae’s Board of Directors has taken this examination seriously. The Board’s Audit Committee was charged with overseeing the company’s response to the examination. In connection with its oversight, the Audit Committee engaged outside counsel, which in turn engaged the accounting firm Ernst & Young.

     On September 20, Fannie Mae’s Board of Directors received OFHEO’s report of the findings to date of the agency’s special examination. In a letter to the Board that summarizes the report, OFHEO describes its findings that “Fannie Mae (1) applied accounting methods and practices that do not comply with GAAP in accounting for the enterprise’s derivatives transactions and hedging activities, (2) employed an improper ‘cookie jar’ reserve in accounting for amortization of deferred price adjustments under GAAP, (3) tolerated related internal control deficiencies, (4) in at least one instance deferred expenses apparently to achieve bonus compensation targets, and (5) maintained a corporate culture that emphasized stable earnings at the expense of accurate financial disclosures.” OFHEO’s report to the Board states that “the matters detailed in this report are serious and raise doubts concerning the validity of previously reported financial results, the adequacy of regulatory capital, the quality of management supervision, and the overall safety and soundness of the Enterprise.”

     The Board takes the report seriously and is working with OFHEO to resolve these matters.

     In addition, the Securities and Exchange Commission (SEC) has been conducting an informal inquiry that includes issues raised in the OFHEO report. The Board has pledged its full cooperation with the regulators.

     In order to work with OFHEO and the SEC, the Board has designated a committee composed entirely of independent directors to take the lead on both the OFHEO report and the SEC inquiry. The Board has retained independent counsel, former Senator Warren Rudman of Paul, Weiss, Rifkind, Wharton & Garrison LLP, to serve as counsel to the committee. The firm will in turn retain an independent accounting firm to assist in the review of these matters so that the committee and the Board may report back to OFHEO and the SEC expeditiously.

     Fannie Mae’s Board of Directors is committed to working with our regulators to resolve these matters consistent with our commitment to the highest standards of corporate governance, financial reporting and transparency to the marketplace.

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